EXHIBIT 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DOUBLECLICK INC.

SHERLOCK SUBSIDIARY, INC.,

PERFORMICS INC.,

AND

JAMES CROUTHAMEL

May 13, 2004

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EXHIBITS AND SCHEDULES
Exhibit A-1 -Opinion of Counsel to the Company
Exhibit A-2 - Opinion of Special Counsel to the Company
Exhibit B - Escrow Agreement
Exhibit C - Disbursing Agent Agreement
Exhibit D - DoubleClick Employee Standard Terms Agreement and Offer Letter
Exhibit E - Form of Non-Competition Agreement
Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

     Agreement entered into as of May 13, 2004 by and among DoubleClick Inc., a Delaware corporation (the “Buyer”), Sherlock Subsidiary, Inc., an Illinois corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), Performics Inc., an Illinois corporation (the “Company”) and James Crouthamel (the “Principal Shareholder”).

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the holders of Company Shares will receive cash in exchange for their capital stock of the Company, and the holders of Options and Warrants will receive cash in exchange for their Options and Warrants.

     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease, and the Company shall continue as the Surviving Corporation. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 11.50 of the Illinois Business Corporation Act of 1983 (the “IBCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company and the Transitory Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Transitory Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

     1.2 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, or at such other place as the Parties may mutually agree in writing, commencing at 9:00 a.m. local time on the Closing Date.

     1.3 Actions at the Closing. At the Closing:

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

          (c) the Surviving Corporation and the Transitory Subsidiary shall submit the Articles of Merger to the Secretary of State of the State of Illinois;

          (d) the Buyer and the Disbursing Agent shall execute and deliver the Disbursing Agent Agreement;

          (e) the Buyer, the Shareholder Representative and the Escrow Agent shall execute and deliver the Escrow Agreement;

          (f) the Buyer shall deposit with the Disbursing Agent an amount equal to the sum of (A) the aggregate amount required to pay each Company Shareholder 90% (rounded up to the nearest $.01) of the Initial Payment, (B) 90% of the aggregate Initial Option Payment (less any applicable federal and state withholding taxes), to be paid in accordance with Section 1.7, and (C) 90% of the aggregate Initial Warrant Payment, to be paid in accordance with Section 1.7;

          (g) the Buyer or the Transitory Subsidiary shall deposit the balance of the Initial Payment, Initial Option Payment and Initial Warrant Payment not deposited pursuant to clause (f) above with the Escrow Agent in accordance with Section 1.10; and

          (h) the Company shall pay or cause to be paid the Company Closing Transaction Expenses.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement, including, without limitation, filing the report on Form BCA 14.35 with the Illinois Secretary of State within 60 days of the Closing Date and filing a certified copy of the Articles of Merger with the Cook County Recorder within 15 days of the mailing thereof by the Secretary of State of the State of Illinois or as soon thereafter as is reasonably practicable.

     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into and represent the right to receive (A) subject to the provisions of Section 1.10, the Per Common Share Price in cash, without any interest thereon, and (B) a share of any Earnout Payment in proportion to the payment of the Initial Merger Consideration for such Common Share to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration.

          (b) Each Preferred Share not otherwise converting into Common Shares issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Preferred Shares held in the Company’s treasury) shall be converted into and represent (A) subject to the provisions of Section 1.10, the right to receive in cash without any interest thereon the sum of (i) the Preferred Share Liquidation Preference payable on such Preferred Share, plus (ii) the Per Common Share Price multiplied by the number of Common Shares into which such Preferred Share is then convertible (provided that no Preferred Share shall represent the right to receive in excess of five (5) times the Preferred Share Liquidation Preference payable with respect to such Preferred Share) and (B) the right to receive a share of any Earnout Payment in proportion to the payment of the Initial Merger Consideration for such Preferred Share to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration.

          (c) The “Per Common Share Price” shall be an amount determined by dividing (i) the Primary Merger Consideration plus the sum of (A) the Aggregate Option Exercise Price and (B) the Aggregate Warrant Exercise Price, minus the sum of the aggregate Preferred Share Liquidation Preference payable pursuant to Section 1.5(b) above with respect to Preferred Shares; by (ii) the sum of (W) the number of Common Shares outstanding immediately prior to the Effective Time (including any Common Shares issuable upon conversion of Preferred Shares which will be converted at the Effective Time), (X) the number of Common Shares into which the Preferred Shares outstanding immediately prior to the Effective Time (and not converted at the Effective Time) is then convertible, (Y) the number of Common Shares underlying Options outstanding immediately prior to the Effective Time and (Z) the number of Common Shares underlying Warrants outstanding immediately prior to the Effective Time.

          (d) Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

          (e) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (f) As soon as practicable after the Closing, but in no event later than ninety (90) days after the Effective Time, the Buyer shall review the books and records of the Company. Within that period, the Buyer shall (i) calculate the Tangible Net Book Value of the Company as of the Closing Date, (ii) prepare the statement (the “TNBV Adjustment Statement”) setting forth a detailed calculation of the Tangible Net Book Value as compared to the estimated Tangible Net Book Value set forth in the certificate prepared by the Chief Financial Officer of the Company as of the Closing Date and the application of the results of such comparison to the determination of the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration, and (iii) within three business days after completion of the TNBV Adjustment Statement, deliver the TNBV Adjustment Statement to the Shareholder Representative and the Escrow Agent. The Buyer agrees that it will prepare the TNBV Adjustment Statement in the manner specified on Schedule 1.5 of this Agreement. The Shareholder Representative then shall have thirty (30) days from receipt of the TNBV Adjustment Statement to give the Buyer written notice of his objection to any item or calculation contained in the TNBV Adjustment Statement. If the Shareholder Representative concurs with the TNBV Adjustment Statement or otherwise does not give the Buyer written notice of this objection to the TNBV Adjustment Statement within such thirty (30) day period, such TNBV Adjustment Statement shall be deemed final and conclusive with respect to the determination of the Tangible Net Book Value and the Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration and shall be binding on the Parties for such purpose. If, however, the Shareholder Representative objects to any items or calculations contained in the TNBV Adjustment Statement, the parties shall meet and shall attempt in good faith to resolve such objections. If the parties are unable to resolve the Shareholder Representative’s objections within thirty (30) days following such objection, such objections and the Buyer’s response thereto will be reviewed by the Independent Accountant, who shall resolve all such objections, make any necessary revisions to the TNBV Adjustment Statement, and deliver the TNBV Adjustment Statement (as so revised, if applicable) to the Buyer and the Shareholder Representative within fifteen (15) days after receiving written instructions to resolve such objections. The TNBV Adjustment Statement as finalized by the Independent Accountant shall be deemed final and conclusive with respect to the Tangible Net Book Value and the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration, and shall be binding on the Parties for such purposes. The Independent Accountant, Buyer and Shareholder Representative will enter into such engagement letters as required by the Independent Accountant to perform under this Section 1.5(f). The fees and expenses of the Independent Accountant in resolving all such objections shall be borne by (i) the Buyer in an amount equal to the proportion that the Independent Accountant finds that the Buyer is responsible for payment to the Company Securityholders bears to the total amount at issue in all such objections, and (ii) the Company Securityholders in an amount equal to the proportion that the Independent Accountant finds that such holders are not entitled to payment by the Buyer bears to the total amount at issue in all such objections. For example, if the aggregate amount at issue in all the TNBV Adjustment Statement objections is $100 and the Independent Accountant finds that the Buyer is responsible to pay $60 of the $100 and the Company Securityholders are not entitled to payment of $40 of the $100, then the Buyer shall be responsible for sixty percent of the fees and expenses of the Independent Accountant and such holders shall be responsible for forty percent of such fees and expenses. The amount of the fees and expenses of the Independent Accountant to be paid by the Company Securityholders will be satisfied by offset from the Escrow.

          (g) If, after giving effect to the adjustment provided for in Section 1.5(f), the Initial Payment, the Initial Option Payment and the Initial Warrant Payment exceed the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration, respectively, the Buyer and the Shareholder Representative, within seven days after final determination of the Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration, shall deliver a written notice to the Escrow Agent instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund otherwise payable to Company Securityholders such holder’s applicable pro rata portion of such overpayment. If, after giving effect to the adjustment provided for in Section 1.5(f), the Initial Payment, the Initial Option Payment and the Initial Warrant Payment is less than the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration, respectively, then the Buyer, within seven days after final determination of the Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration shall cause to be delivered to the Disbursing Agent on behalf of each Company Securityholder 90% of such underpayment and shall deposit with the Escrow Agent the remaining 10% of such underpayment. Notwithstanding the foregoing provisions of this Section 1.5, in no event shall the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration exceed $60,000,000.

     1.6 Dissenting Shares.

          (a) Dissenting Shares shall not be converted into or represent the right to receive the Initial Merger Consideration and a proportionate share of any Earnout Payment but shall be converted into the right to receive such consideration as may be determined to be due for such Dissenting Shares pursuant to Sections 11.65 and 11.70 of the IBCA (unless the Company Shareholder holding such Dissenting Shares shall have forfeited his, her or its right to payment under the IBCA or properly withdrawn his, her or its demand for payment). If, after the Effective Time, such Company Shareholder has so forfeited or withdrawn his, her or its demand to obtain payment for such Company Shareholder’s Dissenting Shares pursuant to the provisions of the IBCA, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Initial Merger Consideration payable in respect of such Company Shares pursuant to Section 1.5 and a proportionate share of any Earnout Payment, and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company Shareholder a payment representing 90% of the Initial Merger Consideration to which such holder is entitled pursuant to Section 1.5 and shall pay to the Escrow Agent the remaining 10% of the Initial Merger Consideration to which such holder is entitled pursuant to Section 1.5.

          (b) The Company shall give the Buyer (i) prompt notice of any written demands for payment of any Company Shares pursuant to Section 11.70 of the IBCA, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for payment for Dissenting Shares or offer to settle or settle any such demands.

     1.7 Options and Warrants.

          (a) Prior to the Effective Time, the Company shall take all necessary and appropriate actions to provide for the termination of each outstanding Option effective as of the Effective Time, in exchange for (A) subject to the provisions of Section 1.10, the payment of the Option Consideration (reduced by any applicable federal and state withholding taxes) and (B) the right to receive a share of any Earnout Payment in proportion to the payment of the Initial Option Consideration for such Option to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration.

          (b) Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to the Buyer, with each holder of an outstanding Warrant providing for a termination of such Warrant effective as of the Effective Time in exchange for (A) subject to the provisions of Section 1.10, payment of the Warrant Consideration and (B) the right to receive a share of any Earnout Payment in proportion to the payment of the Initial Warrant Consideration for such Warrant to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration.

          (c) The Company shall terminate all Company Stock Plans immediately prior to the Effective Time.

     1.8 Payment for Company Shares.

          (a) Prior to the Effective Time, the Buyer shall appoint the Disbursing Agent to effect the payments required to be made to the Company Shareholders. As soon as practicable, but in any event not later than three business days after the Effective Time, the Buyer shall cause the Disbursing Agent to send a notice and a transmittal form to each record holder of a certificate evidencing Common Shares or Preferred Shares, as the case may be (each a “Share Certificate”), advising such holder of the effectiveness of the Merger and the procedure with which such holder must comply for surrendering to the Disbursing Agent such Share Certificate in exchange for the Initial Merger Consideration and the right to receive a share of any Earnout Payment in proportion to the payment of the Initial Merger Consideration for such Company Share to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration.

          (b) Each holder of a Share Certificate, upon proper surrender thereof to the Disbursing Agent in accordance with the instructions in such notice, shall receive in exchange therefor (subject to any taxes required to be withheld) 90% of the Initial Merger Consideration. The Disbursing Agent shall deliver the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration to the Company Securityholders by cashiers check or wire transfer in immediately available funds to the address or pursuant to the account information, as applicable, provided to the Disbursing Agent. Until properly surrendered, each such Share Certificate shall be deemed for all purposes to evidence only the right to receive the consideration to be paid pursuant to this Article I. Holders of Share Certificates shall not be entitled to payment of the Initial Merger Consideration and a share of any Earnout Payment in proportion to the payment of the Initial Merger Consideration for such Company Share to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration to which they would otherwise be entitled until such Share Certificates are properly surrendered. No interest shall be paid or accrued on the cash payable upon the surrender of a Share Certificate.

          (c) If the Initial Merger Consideration to be paid pursuant to this Article I (or any portion thereof) is to be delivered to a person other than the person in whose name the Share Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such consideration that (i) the Share Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers or any other required evidence of transfer and (ii) the person requesting such transfer shall pay to the Disbursing Agent (or show evidence reasonably satisfactory to the Disbursing Agent of payment of) any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Buyer nor the Disbursing Agent shall be liable to a holder of Company Shares for any consideration payable pursuant to this Article I delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed, the Buyer or the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Share Certificate the Initial Merger Consideration and a share of any

Earnout Payment in proportion to the payment of the Initial Merger Consideration for such Company Share to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration payable in exchange therefor pursuant to this Article I.

          (e) The Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Share Certificate to indemnify the Buyer against any claims that may be made against the Buyer or Surviving Corporation with respect to the Share Certificate alleged to have been lost, stolen or destroyed.

          (f) Within five business days after the Effective Time, the Buyer shall cause the Disbursing Agent to send to each holder of an outstanding Option or Warrant the Initial Option Consideration or Initial Warrant Consideration, respectively, relating thereto.

     1.9 Earnout Payment. Subject to the provisions of this Section 1.9, Company Securityholders shall be entitled to additional, contingent consideration (the “Earnout Payment”) as follows.

          (a) Within 75 days after December 31, 2004, the Buyer will determine the 2004 Company Revenue (as defined below) and calculate the amount of the Earnout Payment as follows:

       (i) if the 2004 Company Revenue is less than or equal to $20,500,000, the amount of the Earnout Payment shall be $0;

       (ii) if the 2004 Company Revenue is greater than $20,500,000 and less than or equal to $22,500,000, the amount of the Earnout Payment shall be equal to the product of (A) $2, multiplied by (B) the difference between the 2004 Company Revenue and $20,500,000;

       (iii) if the 2004 Company Revenue is greater than $22,500,000 and less than or equal to $23,500,000, the amount of the Earnout Payment shall be equal to the sum of (A) $4,000,000 and (B) the difference between the 2004 Company Revenue and $22,500,000; and

       (iv) if the 2004 Company Revenue is greater than $23,500,000, the amount of the Earnout Payment shall be equal to $5,000,000.

 In no event shall the amount of the Earnout Payment be greater than $5,000,000.

          (b) Within five business days following the Buyer’s determination of the Earnout Payment, the Buyer will deliver to the Shareholder Representative (A) a statement that includes each element of the calculation of the Earnout Payment; and (B) a certificate of the Buyer’s Chief Financial Officer certifying on behalf of the Buyer that the calculation of the Earnout Payment (or the calculation that no Earnout Payment pursuant to this Section 1.9 is due) was made in accordance with the terms of this Section 1.9 (such statement and certificate being referred to as the “Earnout Certificate”). The Shareholder Representative and his professional advisors will be given prompt access to the books and records of the Surviving Corporation that the Shareholder Representative and his advisors reasonably request in order to confirm the calculations and information contained in or accompanying the Earnout Certificate. All information obtained by the Shareholder Representative shall be deemed to be Confidential Information of the Buyer subject to the restrictions of the Nondisclosure Agreement, and shall not be disclosed or made use of by the Shareholder Representative other than for the limited purposes of enforcing, and to the extent necessary to enforce, the Company Securityholders’ rights under this Agreement.

          (c) Manner of Computation. For purposes of this Agreement, “2004 Company Revenue” shall mean the gross revenue recognized by the Company, the Surviving Corporation, Buyer or any of their respective Affiliates (without duplication and net of transactions between and among the Buyer and Affiliates of the Buyer, other than as expressly set forth in this Section 1.9) during 2004, as determined in accordance with GAAP, from the sale, license, use, service, maintenance, distribution, provision of or training with respect to the Company’s (and, following the Effective Time, the Surviving Corporation’s) search management and affiliate marketing products and services (including any enhancements thereof or improvements thereto either before or after the Closing Date); provided, however, that for purposes of calculating the 2004 Company Revenue:

       (i) such calculations shall be determined in a manner consistent with (x) GAAP applied on a basis consistent with the Company’s past practices and (y) the revenue recognition policies of the Company, in each case as employed prior to the date of this Agreement;

       (ii) the effect of any change in GAAP during fiscal year 2004 shall be disregarded; and

       (iii) 2004 Company Revenue shall specifically include:

(A)	100% of the revenues attributable to the sale, license, use, service, maintenance, distribution, provision of or training with respect to the Company’s (and following the Effective Time, the Surviving Corporation’s) full-service search management and affiliate marketing products and services (including any enhancements thereof or improvements thereto either before or after the Closing Date) offered by the Company, the Surviving Corporation, the Buyer or any of their respective Affiliates; and

(B)	100% of the revenues attributable to the sale, license, use, service, maintenance, distribution, provision of or training with respect to the Company’s (and following the Effective Time, the Surviving Corporation’s) search management and affiliate marketing products and services (including any enhancements thereof or improvements thereto either before or after the Closing Date) in an application service provider environment offered by the Company, the Surviving Corporation, the Buyer or any of their respective

Affiliates (in each case, where the customer, licensee or other purchaser or user of such products or services was directly referred by the Buyer); provided, however, that the minimum amount to be included in 2004 Company Revenues with respect to the activities described in this subsection (B) (regardless of whether such amounts are recognized as revenue under GAAP as set forth in Section 1.9(c)(i) or otherwise) shall be equal to $0.01 per click-through that is tracked through the Company’s proprietary technology platform (to the extent that such click-through would otherwise be invoiced or invoiceable to a customer if the search management and/or affiliate marketing products and services described in this subsection (B) were not incorporated into other products, services or components).

Ambiguities in the categorization of revenues shall be resolved in favor of categorizing revenue pursuant to subsection (A) of this Section 1.9(c)(iii).

(d) Dispute Resolution.

       (i) The amount of any Earnout Payment (or the calculation and statement that no Earnout Payment is due under this Section 1.9) set forth in the Earnout Certificate shall be binding on the Company Securityholders, unless the Shareholder Representative presents to the Buyer within 20 days after receipt of such Earnout Certificate (the “Earnout Objection Deadline”) written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement and the Shareholder Representative’s calculation of the Earnout Payment amount (including a statement with each element of the Shareholder Representative’s calculation thereof) (the “Earnout Objection Certificate”). The Buyer and the Shareholder Representative shall attempt in good faith during the 30 days immediately following the Buyer’s timely receipt of the Earnout Objection Certificate to resolve any disagreement with respect to such Earnout Payment (the “Earnout Dispute Resolution Period”).

       (ii) If, at the end of the Earnout Dispute Resolution Period, Buyer and the Shareholder Representative have not resolved all disagreements with respect to the calculation of the Earnout Payment, Buyer and the Shareholder Representative will refer the items of disagreement for determination to the Independent Accountant, and the parties will be reasonably available and work diligently to facilitate the Independent Accountant rendering a determination within the 20-day period immediately following the referral to the Independent Accountant. A determination by the Independent Accountant with respect to any item of disagreement submitted to it will be binding on Buyer and the Company Securityholders. The Independent Accountant, Buyer and Shareholder Representative will enter into such engagement letters as required by the Independent Accountant to perform under this Section 1.9(d)(ii). One half of the fees and disbursements of the Independent Accountant under this Section 1.9(d)(ii) will be borne by the Buyer and the other 50% will deducted from the Earnout Payment or the Escrow, if any (and borne by the Shareholder Representative if there is no Earnout Payment or remaining Escrow), unless it is determined that either, but not both, the Earnout Certificate or the Earnout Objection Certificate, in each case as amended or modified during the Earnout Dispute Resolution Period, miscalculated the actual Earnout Payment, as determined by the Independent Accountant, by $50,000 or more, in which case such fees and disbursements will be (A) borne exclusively by the Buyer if the Earnout Certificate so miscalculated the Earnout Payment or (B) exclusively deducted from the Earnout Payment or the Escrow, if any (and borne by the Shareholder Representative if there is no Earnout Payment or remaining Escrow) if the Earnout Objection Certificate so miscalculated the Earnout Payment. For the avoidance of doubt, in the event that both the Earnout Certificate and the Earnout Objection Certificate, in each case as amended or modified during the Earnout Dispute Resolution Period, miscalculated the actual Earnout Payment, Earnout Payment, as determined by the Independent Accountant, by $50,000 or more, one half of the fees and disbursements will be borne by the Buyer and the other 50% will deducted from the Earnout Payment or the Escrow, if any (and borne by the Shareholder Representative if there is no Earnout Payment or remaining Escrow).

          (e) Payment of Earnout Payment. The Earnout Payment, if any, less any reimbursed amounts paid from the Earnout Payment to the Shareholder Representative under Section 1.9(d)(ii), shall be paid to the Company Securityholders pro rata based on such Company Securityholder’s portion of the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration. If any Earnout Payment is payable under this Section 1.9, promptly following the expiration of the Earnout Objection Deadline, if no objection to the Earnout Certificate is made, or immediately upon final resolution of any dispute relating to the Earnout Certificate or Earnout Payment pursuant to subsection (d) of this Section 1.9, the Buyer shall pay the Earnout Payment, less any amounts required to be reimbursed to the Shareholder Representative under Section 1.9(d)(ii), to the Disbursing Agent on behalf of and for the account of the Company Securityholders, and the Disbursing Agent shall deliver the Earnout Payment to the Company Securityholders by cashiers check or wire transfer in immediately available funds to the address or pursuant to the account information, as applicable, provided to the Disbursing Agent by the Shareholder Representative.

          (f) Earnout Payment Acceleration Events. In the event that one or more Earnout Acceleration Events, as defined below, shall occur, then the maximum, then-remaining payment possible under this Section 1.9 shall be immediately due and payable, in the manner described in Section 1.9(e), without demand, notice or declaration of any kind. For purposes of this Section 1.9(f), each of the following shall constitute an “Earnout Acceleration Event:”

       (i) without the prior written consent of the Shareholder Representative, the relocation of the Surviving Corporation’s employees or material operations outside of Chicago, Illinois;

       (ii) the occurrence of a Surviving Corporation Change of Control;

       (iii) a material breach of one or more of the Buyer’s obligations set forth in Section 1.9(g) (other than clause (iv) thereof), provided that such breach is not cured within 20 days following the delivery by the Shareholder Representative to the Buyer of written notice of such breach;

       (iv) the occurrence of a Buyer Change of Control that has the effect of materially adversely affecting 2004 Company Revenues; or

       (v) the disposal by the Buyer of a material portion of the business conducted by the Buyer that has the effect of materially adversely affecting 2004 Company Revenues.

          (g) Conduct of Business by the Buyer. Between the Closing Date and December 31, 2004, the Buyer agrees to:

       (i) permit and authorize the Surviving Corporation (A) to incur its 2004 budgeted expenses as are set forth in the Operating Plan set forth on Schedule 1.9 (the “Operating Plan”) (and not to distribute proceeds to itself or its Affiliates from the Surviving Corporation to the extent necessary for the Surviving Corporation to incur such budgeted expenses) and (B) to operate in accordance with the Operating Plan; provided, however, that:

(A)	the Buyer shall be permitted to cause or require the Surviving Corporation to incur costs and expenses that are not set forth in the Operating Plan, including, but not limited to, overhead costs and expenses and the costs and expenses associated with the addition of employees or other efforts to effect the integration of the business and operations of the Surviving Corporation with the Buyer or one or more of its Affiliates, which costs and expenses shall not be considered as part of or within the Operating Plan, and the Buyer must provide the additional funding for any such required costs and expenses;

(B)	notwithstanding the employee headcount specifications set forth in the Operating Plan, the Surviving Corporation shall be entitled to hire an aggregate of four (4) employees, in addition to the maximum number specified in the Operating Plan, within the search program manager and client services personnel job classifications;

(C)	James Crouthamel and Stuart Frankel shall have the right to make non-material modifications to the Operating Plan; and

(D)	James Crouthamel and Stuart Frankel or their successors, if then employed by the Surviving Corporation, shall be authorized and permitted to manage and direct the Surviving Corporation’s sales, marketing, operations, product engineering and administrative functions; provided, however, that such individuals shall comply with the

Buyer’s standard written policies and procedures, including with respect to employee hiring and termination matters.

       (ii) maintain or cause to be maintained separate or otherwise identifiable (e.g., in the case of a shared general ledger) books and records for (x) the Surviving Corporation and (y) the revenues or amounts allocated to or specifically included in the 2004 Company Revenue, in a manner reasonably necessary to determine 2004 Company Revenue in accordance with Section 1.9(c);

       (iii) provide funding to the Surviving Corporation to the extent necessary to enable the Surviving Corporation to pay the budgeted expenses for the fiscal year ending December 31, 2004 as set forth in the Operating Plan;

       (iv) consider in good faith reasonable requests relating to changes to or modifications of the budgeted expenses set forth in the Operating Plan, provided that the Buyer shall not consider the cost of the Earnout Payment that may result from such changes or modifications of the budgeted expenses; and

       (v) in the event that a Buyer Change of Control occurs prior to the payment of the Earnout Payment, if any, make appropriate provision or cause appropriate provision to be made so that the 2004 Company Revenue can be calculated and the Earnout Payment, if any, shall be calculated and paid.

     1.10 Escrow.

          (a) On the Closing Date, the Buyer or the Transitory Subsidiary shall deposit with the Escrow Agent an amount equal to 10% (rounded to the nearest $.01) of the aggregate Initial Payment, Initial Option Payment and Initial Warrant Payment, for the purpose of securing the obligations of the Company Securityholders set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof.

          (b) The adoption of this Agreement and the approval of the Merger by the shareholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Fund in escrow and the appointment of the Shareholder Representative.

     1.11 Articles of Incorporation; By-laws; Officers.

          (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

          (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

     1.13 Closing of Transfer Books. At the Closing, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Closing, certificates formerly representing Company Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for (A) the Initial Merger Consideration in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares and (B) the right to receive a share of any Earnout Payment in proportion to the payment of the Initial Merger Consideration for such Company Share to the aggregate Initial Merger Consideration, Initial Option Consideration and Initial Warrant Consideration.

     1.14 Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Company, the Transitory Subsidiary, the Disbursing Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Securityholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Securityholder or other recipient of payments in respect of which such deduction and withholding was made.

     1.15 Shareholder Releases.

          (a) Effective as of the Closing, the Principal Shareholder agrees not to sue and fully releases and discharges the Company and its shareholders, directors, officers, assigns and successors, past and present (collectively, “Releasees”), with respect to and from any and all claims, issuances of Company’s stock, notes or other securities, any demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which the Principal Shareholder now owns or holds or has at any time owned or held against Releasees connected with or relating to any matter occurring on or prior to the Closing Date. Nothing in this Section 1.15 will be deemed to constitute a release by the Principal Shareholder of any right of the Principal Shareholder under this Agreement or under any agreement entered into in connection with this Agreement, or any right to receive compensation or benefits under employee benefit plans attributable to the periods prior to the Closing Date.

          (b) Except as set forth in the last sentence of Section 1.15(a) above, it is the intention of the Principal Shareholder that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention the Principal Shareholder hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him by the provisions of applicable law, rule and regulation, including Section 1542 of the California Civil Code and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this. Section 1542 provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     1.16 Appointment of Shareholder Representative.

          (a) Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the Company Shareholders to elect the Principal Shareholder as Shareholder Representative to act as the Company Shareholders’ representative and agent for all purposes under this Agreement. Upon election of the Shareholder Representative, the Shareholder Representative will be authorized to execute on behalf of each Company Securityholder any and all documents and agreements referred to herein upon the Closing. By way of example only, and without limitation, the Shareholder Representative shall have the authority in his discretion to (i) execute on behalf of each Company Securityholder, as fully as if the Company Securityholders were acting on their own behalf, any and all documents and agreements referred to herein, including executing this Agreement and the Escrow Agreement as the Company Securityholders’ representative, (ii) give and receive notices or instructions permitted or required under this Agreement or the Escrow Agreement on behalf of the Company Securityholders, (iii) authorize the release of the amounts held in the Escrow Fund to pay any Claimed Amount, (iv) to undertake any actions with respect to the resolution of a Dispute or any disagreement with respect to the amount of any Earnout Payment, including partaking in any dispute resolution process, or (v) refrain from taking any action that the Shareholder Representative is otherwise authorized hereunder to take.

          (b) The Shareholder Representative may resign at any time upon giving ten (10) day’s written notice to Buyer and the Company Securityholders. Each Company Securityholder agrees, should the Shareholder Representative resign or be unable to serve, the Company Securityholders having received a majority of the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration shall appoint a single substitute agent to take on the responsibilities of such Shareholder Representative under the provisions specified herein, whose appointment shall be effective on the date of the prior Shareholder Representative’s resignation or incapacity.

          (c) Except for gross negligence or willful misconduct, the Shareholder Representative shall not be liable to any person or entity for any act, omission, loss, consequential damages, lost profits, damage or expense arising from the performance of his duties hereunder. The Shareholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Shareholder Representative may engage attorneys, accountants and other professionals and experts. The Shareholder Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the

Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Shareholder Representative is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement or the agreements contemplated herein. The Company Securityholders shall indemnify, defend and hold the Shareholder Representative harmless from and against any and all loss, damage, tax, liability and expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder including the legal costs and expenses of defending himself against any claim or liability in connection with his performance hereunder (collectively, “Shareholder Representative Damages”) on a pro rata basis proportionate to the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration received. In no event shall the Buyer, the Company or the Surviving Corporation have any liability to any Company Securityholder for any act or omission of the Shareholder Representative, including without limitation, negligence and willful misconduct.

          (d) The Shareholder Representative will serve without compensation. Following the termination of the Escrow Period and the resolution and payout of all pending claims made by Indemnified Parties for Damages, the Shareholder Representative shall have the right to recover (i) any Shareholder Representative Damages; and (ii) any expenses incurred or anticipated to be incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants and other professionals and experts retained by the Shareholder Representative (“Shareholder Representative Expenses”), in each case (with respect to both Shareholder Representative Damages and Shareholder Representative Expenses) from the remaining portion of the Escrow Fund prior to any distribution of the Escrow Fund to the Company Securityholders. Prior to any such distribution, the Shareholder Representative shall deliver to the Escrow Agent a certificate setting forth the Shareholder Representative Damages and Shareholder Representative Expenses actually incurred. The Shareholder Representative shall also have the right to recover any Shareholder Representative Damages or Shareholder Representative Expenses from the Secondary Escrow Fund, as such term is defined in the Disbursing Agent Agreement.

          (e) In the event that the Escrow Fund and the Secondary Escrow Fund are insufficient to reimburse the Shareholder Representative Expenses and Shareholder Representative Damages, all Shareholder Representative Expenses and Shareholder Representative Damages shall be paid or reimbursed by the Company Securityholders on a pro rata basis proportionate to the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration received.

          (f) Any notice, direction or communication received by the Buyer, Transitory Subsidiary or the Surviving Corporation from the Shareholder Representative, or delivered to the Shareholder Representative by Buyer, Transitory Subsidiary or the Surviving Corporation, shall be binding upon the Company Securityholders, and each of them. The Shareholder Representative shall act in all matters on behalf of the Company Securityholders and Buyer and Transitory Subsidiary and, after the Effective Time, the Surviving Corporation shall be entitled to rely on the actions of the Shareholder Representative hereunder as the actions of the Company Securityholders. Buyer, Transitory Subsidiary and the Surviving Corporation may deliver notices and communications to the Company Securityholders hereunder through the Shareholder Representative at the address set forth in this Agreement for notices, and such delivery shall be deemed to have been made to any or all of the Company Securityholders. None of Buyer, Transitory Subsidiary nor the Surviving Company shall pay any costs or expenses incurred by the Shareholder Representative in carrying out his obligations hereunder. Each of Buyer, Transitory Subsidiary and the Surviving Corporation consents to the appointment of the Shareholder Representative to act as described hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
PRINCIPAL SHAREHOLDER

     The Company (and the Principal Shareholder with respect only to Section 2.29) represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed after reasonable inquiry.

     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Illinois. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or by-laws. Section 2.1 of the Disclosure Schedule sets forth a list of all officers and directors of the Company.

     2.2 Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 20,267,550 Common Shares, of which, as of the date of this Agreement, 5,079,684 shares were issued and outstanding, and (ii) 8,729,550 Preferred Shares, of which (A) 1,230,000 shares have been designated as Series A Preferred Stock, of which, as of the date of this Agreement, 1,220,000 shares were issued and outstanding, (B) 3,760,000 shares have been designated as Series B Preferred Stock, of which, as of the date of this Agreement, 3,578,280 shares were issued and outstanding and (C) 3,739,550 shares have been designated as Series C Preferred Stock, of which, as of the date of this Agreement, 1,631,797 shares were issued and outstanding.

          (b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each shareholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

          (c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

          (d) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

          (e) Except as set forth in Section 2.2(e) of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

     2.3 Authorization of Transaction. The Company has all requisite power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Shareholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly noticed (or for which notice was duly waived) and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) adopted this Agreement in accordance with the provisions of the IBCA, and (iii) directed that this Agreement and the Merger be submitted to the shareholders of the Company for their adoption and approval and resolved to recommend that the shareholders of the Company vote in favor of the adoption and approval of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and the Principal Shareholder and constitutes a valid and binding obligation of the Company and the Principal Shareholder, enforceable against the Company and the Principal Shareholder in accordance with its terms except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and that such enforceability is subject to general principles of equity.

     2.4 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, obtaining the Requisite Shareholder Approval and the filing of the Articles of Merger as required by the IBCA, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company or the articles of organization or operating agreement or other organizational document of the Subsidiary, (b) require on the part of the Company or the Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract, agreement or instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or the Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Subsidiary or any of their respective properties or assets.

     2.5 Subsidiaries.

          (a) The Company’s only subsidiary is Epitelo LLC, an Illinois limited liability company (the “Subsidiary”) for which Articles of Dissolution were filed with the Secretary of State for the State of Illinois on May 7, 2004 (the “LLC Dissolution Articles”). The Subsidiary

has no assets or liabilities and has conducted no business since the date of its formation. Immediately prior to the filing of the LLC Dissolution Articles, the Subsidiary had been duly organized and was validly existing under the laws of the jurisdiction of its organization. Immediately prior to the filing of the LLC Dissolution Articles, the Subsidiary had all requisite power and authority to carry on the businesses in which it was engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the articles of organization, operating agreement and other organizational documents of the Subsidiary and the LLC Dissolution Articles. Immediately prior to the filing of the LLC Dissolution Articles, the Subsidiary was not in default under or in violation of any provision of its articles of organization, operating agreement or other organizational documents. All of the membership interests of the Subsidiary are held of record and owned beneficially by the Company and are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any membership interests of the Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any membership interests of the Subsidiary.

          (b) Except for the Subsidiary, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

     2.6 Financial Statements. The Company has provided to the Buyer the Financial Statements, copies of which are attached as Section 2.6 to the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiary as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiary; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes. Except as set forth in Section 2.6 of the Disclosure Schedule, there are no material differences from the information included in the footnotes to the audited Financial Statements that would be disclosed in footnotes to the unaudited Financial Statements if such footnotes had been prepared.

     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor the Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

     2.8 Undisclosed Liabilities. Neither the Company nor the Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance

Sheet, (b) immaterial liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) immaterial contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

     2.9 Tax Matters. With respect to the representations and warranties set forth in this Section 2.9, the Parties agree that the disclosure set forth on Section 2.9 to the Disclosure Schedule is for informational purposes only and is not an exception or modification in any way to the representations contained in this Section 2.9 for purposes of the indemnification provisions of Article VI and that it is the intent of the Parties that the Company Securityholders shall indemnify the Buyer (net of refunds received by the Buyer or the Surviving Corporation on account of Taxes paid by the Company prior to the Effective Time and not reflected on the Most Recent Balance Sheet) to the full extent permitted under Article VI as would have been required if such disclosure on Section 2.9 of the Disclosure Schedule had not been made.

          (a) Each of the Company and the Subsidiary has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Each of the Company and the Subsidiary has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. All Taxes that the Company or the Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid on a timely basis to the proper Governmental Entity. The Company and the Subsidiary have complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

          (b) The unpaid Taxes of the Company and the Subsidiary for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Most Recent Balance Sheet Date and continuing through the Closing Date are, or will be, attributable to the conduct by the Company and the Subsidiary of their operations in the Ordinary Course of Business.

          (c) Neither the Company nor the Subsidiary is or has ever been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns, other than a group of which the Company was the common parent. Neither the Company nor the Subsidiary has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), as a transferee or successor, by contract, or otherwise for any Taxes of any person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period, other than a group of which the Company was the common parent. Neither the Company nor the Subsidiary is a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

          (d) The Company has delivered or made available to the Buyer (i) complete and correct copies of all Tax Returns of the Company and the Subsidiary relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or the Subsidiary relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. The income Tax Returns of the Company and the Subsidiary have been audited by the Internal Revenue Service or other applicable Governmental Entity or are closed by the applicable statute of limitations for all periods through and including the Taxable period or periods specified in Section 2.9(d) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or the Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company or the Subsidiary. Neither the Company nor the Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or the Subsidiary was required to file any Tax Return that was not filed.

          (e) Neither the Company nor the Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

          (f) Neither the Company nor the Subsidiary has engaged in a transaction that is the same as or substantially similar to one of the types of transactions set forth in Treas. Reg. § 1.6011-4(b). Each of the Company and the Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (g) There are no Security Interests or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Subsidiary, other than with respect to Taxes not yet due and payable.

          (h) Neither the Company nor the Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (i) Neither the Company nor the Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof) with respect to the Merger.

          (j) No Company Shareholder holds Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Company Shareholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Company Shareholder with respect to which the Buyer, the Company or the Subsidiary would be required to deduct or withhold any Taxes.

          (k) None of the assets of the Company or the Subsidiary (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

          (l) Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company and the Subsidiary currently utilize the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.

          (m) Neither the Company nor the Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (n) There is no limitation on the utilization by the Company and the Subsidiary of their respective net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

          (o) Neither the Company nor the Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company or the Subsidiary been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.

          (p) Section 2.9(p) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or the Subsidiary files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the nexus with such jurisdiction of the Company or the Subsidiary.

          (q) Neither the Company nor the Subsidiary is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiary are subject to an election under Section 341(f) of the Code.

          (r) To the Company’s knowledge, there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the assets of the Company or the Subsidiary or would reasonably be expected to have a material adverse effect on the Company.

          (s) Neither the Company nor the Subsidiary owns any interest in any entity that is characterized as a partnership for federal income Tax purposes.

     2.10 Assets.

          (a) The Company is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or the Subsidiary, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

          (b) Section 2.10(b) of the Disclosure Schedule lists, as of April 30, 2004, individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiary, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiary whose book value exceed $50,000.

          (c) Each item of equipment, motor vehicle and other asset that the Company or the Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company or the Subsidiary to such lessor or owner will have been discharged in full.

     2.11 No Owned Real Property. Neither the Company nor the Subsidiary owns, or has ever owned, any real property.

     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither the Company nor the Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or the Subsidiary or, to the knowledge of the Company, any other party under such Lease;

          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

          (e) neither the Company nor the Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

          (g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or the Subsidiary of the property subject thereto; and

          (h) other than the rental payment amounts set forth in Section 2.12 of the Disclosure Schedule, to the knowledge of the Company and the Subsidiary, no other amounts are owed or reasonably likely to be owed by the Company or the Subsidiary with respect to any real property subject to a Lease.

     2.13 Intellectual Property.

          (a) Section 2.13(a) of the Disclosure Schedule contains, for all of the following included in Company Owned Intellectual Property, a true and complete list of the issued Patents and applications therefor, material unregistered Trademarks and registered Trademarks and applications for registration thereof, and registered Copyrights and applications for registration thereof. The Company Owned Intellectual Property listed in Section 2.13(a) of the Disclosure Schedule is in good standing.

          (b) Section 2.13(b) of the Disclosure Schedule contains a true and complete list of all License Agreements (other than standard form employee agreements that contain assignments of invention provisions, assignments of Intellectual Property that have already been consummated, licenses to or for Software or Customer Deliverables commercially available and that are subject to “shrink-wrap” or “click-through” license agreements or licenses for “off the shelf” Software used internally by the Company). The shrink-wrap or click-thru license agreements used by the Company are all materially the same as the forms listed under the heading “Shrink Wrap Form Agreements” under Section 2.13(b) of the Disclosure Schedule. To the knowledge of Company, the Company Used Intellectual Property is in good standing.

          (c) Except as set forth in Schedule 2.13(c), each of the Company and the Subsidiary owns all Company Owned Intellectual Property and has the right to use all Company Used Intellectual Property free and clear of all Security Interests. Each item of Company Owned Intellectual Property will be owned and each item of Company Used Intellectual Property which is material to the conduct of the business of the Company or its Subsidiary will be available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the Subsidiary has exercised reasonable measures consistent with standards in its industry in the United States to protect the Company Owned Intellectual Property, and to maintain in confidence all Trade Secrets, that it owns or uses. No other person or entity has any rights to any of the Company Owned Intellectual Property (except pursuant to the License Agreements), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Owned Intellectual Property.

          (d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale, or use of the Customer Deliverables, use of the Internal Systems, performance of any of its services by it and the conduct of its business do not infringe on any Intellectual Property rights of any person or entity in the United States and, to the knowledge of the Company, anywhere else in the world. Except as set forth in Section 2.13(d) of the Disclosure Schedule, to the knowledge of the Company no claims have been made or threatened by any third party challenging (i) the validity or ownership by the Company of any of the Company Owned Intellectual Property; or, (ii) the use by the Company of any Company Used Intellectual Property. Neither the Company nor the Subsidiary has brought or threatened a claim against any person or entity alleging infringement of rights relating to the Company Owned Intellectual Property or Company Used Intellectual Property. To the knowledge of the Company, all registered, granted or issued Patents, Trademarks and Copyrights held by the Company are valid and enforceable in accordance with applicable laws, rules and regulations.

          (e) Except as set forth in the License Agreements disclosed in Section 2.13(b) of the Disclosure Schedule or in any other agreements disclosed in the Disclosure Schedule, neither the Company nor the Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights (other than pursuant to licenses to or for Software or Customer Deliverables commercially available that are subject to “shrink-wrap” or “click-through” license agreements).

          (f) With respect to the system documentation relating to the Software included as part of the Company Owned Intellectual Property that is material to the conduct of the business of the Company and all source code of the Software, the Company has: (i) used commercially reasonable efforts to maintain such materials in confidence and (ii) limited disclosure only to those employees, consultants, contractors, or other third-parties who have a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed nondisclosure agreements referred to in Section 2.13(f) of the Company Disclosure Schedule or other written agreements that contain restrictions on such parties’ disclosure that is at least as restrictive as the agreements referred to in Section 2.13(f) of the Disclosure Schedule.

          (g) Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, all of the Company Owned Intellectual Property has been developed by employees of the Company or the Subsidiary within the course and scope of their employment, or has been acquired from third parties in the normal course, or was developed by third parties or independent contractors, in each case (employees, third parties, contractors etc.) who, was party to a “work-for-hire” arrangement or other agreement with the Company or the Subsidiary in accordance with applicable law that has accorded the Company or the Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising and, otherwise, have assigned in writing to the Company or the Subsidiary, all of his, her or its right, title and interest in and to such Intellectual Property, if any.

          (h) The execution and delivery of this Agreement and the consummation of the Merger will not cause the diminution, termination or forfeiture of any Company Owned Intellectual Property or, to the knowledge of the Company and the Subsidiary, the Company Used Intellectual Property.

          (i) The Software included in the Company Owned Intellectual Property and, to the knowledge of the Company, in the Company Used Intellectual Property, is free from material defects or programming errors and conforms in all material respects to its written documentation and specifications. To the knowledge of the Company, all the Software included within the Company Owned Intellectual Property and Company Used Intellectual Property does not, and will not when delivered to Buyer, contain any computer code that (i) is knowingly and intentionally designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of the Software or any hardware, or (ii) would knowingly and intentionally disable or impair in any way the operation of any of the Software or hardware based on the elapsing of a period of time, the exceeding of an authorized number of users or copies, or the advancement to a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices).

          (j) The Company and the Subsidiary have implemented reasonable steps and practices for the physical and electronic protection of their and their customers’ information assets from unauthorized disclosure, use or modification. The Company has informed the Buyer of (i) each material breach of security of the databases of the Company and the Subsidiary of which the Company is aware, (ii) the reasonably known or anticipated consequences, and (iii) the steps the Company or the Subsidiary has taken to remedy such breach.

          (k) Except as set forth in Section 2.13(k) of the Disclosure Schedule, neither the Company nor the Subsidiary has an existing or future obligation to pay any royalties or other payments to third parties in respect of any Customer Deliverables, Internal Systems, Company Owned Intellectual Property or Company Used Intellectual Property. All royalties or other payments set forth in Section 2.13(k) of the Disclosure Schedule that have accrued prior to the date of this Agreement have been paid in full.

          (l) Section 2.13(l) of the Disclosure Schedule contains a true and complete list of the registrations that the Company and the Subsidiary have obtained anywhere in the world in relation to the processing of data. To the knowledge of the Company, the Company and the Subsidiary have made all such registrations which they are required to have made and is in good standing with respect to such registrations with all fees due as of the date of this Agreement duly made. Except as set forth in Section 2.13(l) of the Disclosure Schedule, neither the Company nor the Subsidiary has collected or maintains any personal information about persons outside the United States.

       (m) Schedule 2.13(m) of the Disclosure Schedule lists Open Source Materials that the Company or the Subsidiary has used or uses in any way and describes the manner in which such Open Source Materials have been used, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or the Subsidiary. The inaccuracy of the foregoing representation with respect to the Open Source Materials that the Company has used shall not be deemed a breach or violation of this Agreement, unless such inaccuracy would have a Material Adverse Effect on Buyer. Except as set forth on Schedule 2.13(m), neither the Company nor the Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, Software developed or distributed by the Company or the Subsidiary; or (ii) distributed Open Source Materials in conjunction with any other Software developed or distributed by the Company or the Subsidiary. The use, modification and/or distribution of the Open Source Materials by the Company in the manner they have been used, modified or distributed by Company prior to the date of this Agreement, has not, under the terms of the licenses under which such Open Source Materials were received by the Company granted, or purported to grant, to any third party, any rights to or immunities under Intellectual Property or required, as a condition of such use, modification and/or distribution that other Software incorporated into, derived from or distributed with such Open Source Materials be (a) disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works, or (c) be redistributable at no charge). Without limiting the foregoing, (i) none of the Customer Deliverables or Internal Systems have been distributed within the meaning of such term in the GNU General Public License or the Artistic License and (ii) none of the portions of the Open Source Materials that are licensed to the Company under the Artistic License have been modified within the meaning of such term in the Artistic License, except with respect to modifications expressly disclosed in Section 2.13(m) of the Disclosure Schedule.

       (n) Except as set forth in section 2.13(n) of the Disclosure Schedule, the Company Owned Intellectual Property is not subject to any source code escrow or similar agreement.

       (o) The Company and the Subsidiary currently comply with, and each has at all times complied with, all legal and regulatory requirements of any federal, state, local or foreign government, or any Governmental Entity, relating to data protection, data use, personal information and privacy, except with respect to registrations relating to processing of data, for which clause (l) above is the applicable representation of the Company. The inaccuracy of the foregoing representation shall not be deemed a breach or violation of the Agreement, unless such inaccuracy would have a Material Adverse Effect on Buyer. Neither the Company nor the Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation relating thereto.

     2.14 Contracts.

          (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or the Subsidiary is a party as of the date of this Agreement:

       (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than one year;

       (ii) any agreement for capital expenditures in excess of $25,000 in the aggregate;

       (iii) any agreement (or group of related agreements) (A) for the purchase or sale of products or for the furnishing or receipt of services which calls for performance over a period of more than one year, (B) with vendors to the Company that resulted in payments by the Company of over $50,000 in the last full fiscal year or that are reasonably expected to result in payments by the Company of over $50,000 in the current full fiscal year (each, a “Vendor Agreement”), (C) with the customers or clients of the Company that resulted in revenue to the Company of over $50,000 in the last full fiscal year or that are reasonably expected to result in revenue to the Company of over $50,000 in the current full fiscal year (each, a “Client Agreements”), (D) with the distribution partners of the Company that resulted in amounts remitted to a distribution partner by the Company of over $100,000 in the last full fiscal year or that are reasonably expected to result in amounts remitted to a distribution partner by the Company of over $100,000 in the current fiscal year (each, a “Partner Agreement”), or (E) in which the Company or the Subsidiary has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

       (iv) any agreements with a third party under which the Company or the Subsidiary is subject to (i) an obligation to provide dedicated personnel or resources to a customer under any circumstances, (ii) an obligation to meet minimum performance or service levels or (iii) liability or indemnity obligations that are not limited (other than intellectual property infringement indemnifications, breach of confidentiality indemnifications or indemnifications for the Company’s breach of the agreement contained in customer agreements entered into in the Ordinary Course of Business);

       (v) any agreements with a third party providing for the receipt or expenditure of $50,000 or more that provides such third party with the right to terminate the agreement for convenience (with or without penalty) or upon a change of control;

       (vi) any agreement pursuant to which the Company or the Subsidiary has granted or may be obligated to grant in the future, a source code license or option or other right to use or acquire source code, including any agreements which provide for source code escrow arrangements,

       (vii) any reseller agreement or referral agreement;

       (viii) any vendor or supplier agreement providing for the receipt or expenditure of $50,000 or more;

       (ix) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

       (x) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) in excess of $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

       (xi) any agreement for the disposition of any significant portion of the assets or business of the Company or the Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

       (xii) any agreement concerning noncompetition or, on the part of the Company, nonsolicitation of employees;

       (xiii) any employment or consulting agreement or arrangement or other agreement or arrangement that provides for severance payments after the Most Recent Balance Sheet Date;

       (xiv) any agreement (other than employment and similar agreements) involving any current or former officer, director or shareholder of the Company or an Affiliate thereof;

       (xv) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

       (xvi) any agreement which contains any provisions requiring the Company or the Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

       (xvii) any other agreement (or group of related agreements) (A) involving more than $50,000, (B) or not entered into in the Ordinary Course of Business or (C) that is otherwise material to the Company or the Subsidiary.

          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule, or with respect to each such unwritten agreement, the Company has provided a detailed description of the terms of such unwritten agreement. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) except for agreements disclosed on Section 2.4 of the Disclosure Schedule to the extent the required consent or waiver has not been obtained or the required notice has not been given and other than agreements terminated prior to Closing in accordance with the terms thereof, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor the Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or the Subsidiary or, to the knowledge of the Company, any other party under such agreement.

     2.15 Accounts Receivable; Indebtedness.

          (a) All accounts receivable of the Company and the Subsidiary reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (with respect to each receivable in excess of $25,000 within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.15 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiary that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (with respect to each receivable in excess of $25,000 within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor the Subsidiary has received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

          (b) Section 2.15(b) of the Disclosure Schedule sets forth all of the long term and short term indebtedness of the Company and the Subsidiary, including the party to whom the debt is owed, the principal amount and interest rate thereof and accrued interest thereon and the due date(s) for payment thereof (provided that the amount set forth on Section 2.15 of the Disclosure Schedule with respect to the Company’s equipment line of credit shall be as of April 30, 2004). Except as set forth on Section 2.15(b) of the Disclosure Schedule, there is no other indebtedness of the Company.

     2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or the Subsidiary.

     2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft/crime, casualty, comprehensive general liability, workers compensation, business interruption, environmental, errors and omissions, directors and officers fiduciary liability, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or the Subsidiary is a party, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy and all claims made under each such policy. All such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable law and of all material agreements to which the Company is a party; (c) are valid and outstanding policies enforceable against the insurer; (d) insure against risks of companies similarly situated and by companies engaged in similar businesses or owning similar assets; and (e) provide that they remain in full force and effect immediately prior to the Closing and all premiums due thereon have been paid. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor the Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiary are otherwise in compliance in all material respects with the terms of such policies. Neither the Company nor the Subsidiary has been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Neither the Company nor the Subsidiary has failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance.

     2.18 Litigation. There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary. There are no judgments, orders or decrees outstanding against the Company or the Subsidiary. There is no judgment, decree or order against the Company or the Subsidiary or, to the knowledge of the Company, any of their respective directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Section 2.18 of the Disclosure Schedule lists all Legal Proceedings that the Company or the Subsidiary has pending against other parties.

     2.19 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or the Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the Subsidiary, which are set forth in Section 2.19 of the Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor the Subsidiary has any liability. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiary in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     2.20 Employees.

          (a) The Company has previously provided to the Buyer a list of all employees of the Company and the Subsidiary as of the date of such list, along with the date of hire, position and the annual rate of compensation (including salary, bonus and commissions) of each such person. Each current or past employee of the Company or the Subsidiary, including each EmPower Employee, has entered into a confidentiality and assignment of inventions agreement with the Company or the Subsidiary, a copy or form of which has previously been delivered or made available to the Buyer. Section 2.20(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all employees of the Company or the Subsidiary who are a party to a non-competition agreement with the Company or the Subsidiary; the form of such agreement has previously been delivered or made available to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company or the Subsidiary who are not citizens of the United States. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or the Subsidiary.

          (b) To the knowledge of the Company, no employees of the Company or the Subsidiary or consultants employed or engaged by the Company or the Subsidiary are in violation of any term of any employment or consulting contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer or other person relating to the right of any such employee or consultant to be employed or engaged by the Company or the Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or the Subsidiary or to the use of trade secrets or proprietary information of others.

          (c) Section 2.20(c) of the Disclosure Schedule contains (i) a list of all sales personnel of the Company and the Subsidiary as of the date of this Agreement, (ii) a description of all plans, policies, agreements, arrangements or understandings of the Company and the Subsidiary relating to sales commissions and similar payments and (iii) a list of all estimated sales commission or payment obligations of the Company and the Subsidiary.

          (d) Section 2.20(d) of the Disclosure Schedule contains a list of all severance plans, agreements, programs and policies of Company and the Subsidiary with or relating to their respective employees, directors or consultants and with respect to the EmPower Employees, to the extent there remains any liability under such arrangements with respect to such EmPower Employees. The consummation of the transactions contemplated by this Agreement will not individually or in conjunction with termination of employment (i) entitle any current or former employee or EmPower Employee or other service provider of the Company or the Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness) or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee, EmPower Employee or service provider.

          (e) Except as set forth in Section 2.20(e) of the Disclosure Schedule, each employee whose employment with the Company or the Subsidiary has been terminated, including each EmPower Employee, has signed the Company’s standard separation agreement substantially in the form set forth in Section 2.18(e) of the Disclosure Schedule.

          (f) The Company, the Subsidiary and EmPower HR have withheld all amounts required by applicable law or by agreement to be withheld from the wages, salaries, and other payments to employees and EmPower Employees with respect to the time such EmPower Employees were jointly employed by the Company and EmPower HR; and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

Neither the Company nor the Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no pending claims against the Company or the Subsidiary under any workers compensation plan or policy or for long term disability. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or the Subsidiary and any of its employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

          (g) The Company and the Subsidiary are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours, payment over overtime and occupational safety and health and employment practices, and is not engaged in any unfair labor practice and has no material liability under such laws and regulations.

          (h) Neither the Company nor the Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced in the past two (2) years, any group strikes, material grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or the Subsidiary, including the EmPower Employees.

     2.21 Employee Benefits.

          (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and current summary plan descriptions, (iv) the last two annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last two plan years for each Company Plan, (v) the most recent financial statements for each Company Plan that is funded, (vi) all employee handbooks in use within the last two years and (vii) the last two reports regarding the satisfaction of the nondiscrimination requirements of Sections 125, 129, 410(b), 401(k) and 401(m) of the Code, have been delivered to the Buyer.

          (b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiary and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, the Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder. All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly and timely submitted. No Company Plan, other than the Company Stock Plans, has assets that include securities issued by the Company or any ERISA Affiliate. No investment vehicle in which assets used to fund any Company Plan are invested which is liquidated or changed will result in any sales charge, surrender fee or similar expenses.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability. To the knowledge of the Company, no Company Plan is the subject of or has received notice that it is the subject of examination by a Governmental Entity. The Company has not been a participant in or taken action to correct a Company Plan under a government sponsored amnesty, voluntary compliance or similar program whether or not a filing with a Governmental Entity was required as part of such process.

          (d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code (“Qualified Plans”) have received, from the Internal Revenue Service, a determination letter with respect to the adoption of such Company Plan by the Company or the Subsidiary or ERISA Affiliate, as to such status, and following receipt of such determination such Company Plans have not been amended, except to the extent required by applicable laws, and nothing has occurred that is reasonably likely to result in disqualification of such Company Plans. Each Company Plan which is required to satisfy Section 125, 129, 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 125, 129, 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company, the Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company, the Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or the Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding severance, change in control payments, continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Qualified Plan which is funded are reported at their fair market value on the books and records of such Company Plan. With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for in accordance with GAAP, on the financial statements of the Company.

          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company, the Subsidiary or any ERISA Affiliate to (i) fines, penalties, taxes or liabilities of any kind imposed under ERISA or the Code which are material in the aggregate or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

          (i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

          (j) Each Company Plan, other than the Company Stock Plans, is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto or provisions requiring notice of 30 days or less) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

          (k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other employee of the Company or the Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or the Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person has or may receive payments from the Company or the Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” or could be, separately or in the aggregate, included in determining an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof); and (iii) agreement or plan binding the Company or the Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company and the Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of March 31, 2004.

          (m) Each Company Plan subject to Law outside the United States is in material compliance, and the books and records thereof are maintained in material compliance, with all applicable laws, rules and regulations of the jurisdiction to which such Company Plan is subject (“Foreign Plan”). The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded with insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations as of the Closing, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Section 2.21(m) of the Disclosure Schedule lists each country in which any of the Company or the Subsidiary has operations and the number of employees in each such country. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Entities.

          (n) Each individual who has received compensation for the performance of services from any source on behalf of the Company or the Subsidiary has been properly classified as an employee or the employee of an agency or an independent contractor in accordance with applicable law.

          (o) The Company has delivered to the Buyer a complete and accurate copy of the 2004 Company Bonus Program. Section 2.21(o) of the Disclosure Schedule contains a complete and accurate list of (i) the maximum aggregate amount payable under the 2004 Company Bonus Program for the full 2004 calendar year and (ii) a list of all eligible participants as of the date hereof and the maximum amount payable for the full 2004 calendar year to each such participant under the 2004 Company Bonus Program.

     2.22 Environmental Matters.

          (a) Each of the Company and the Subsidiary has complied with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or the Subsidiary.

          (b) Neither the Company nor the Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c) Neither the Company nor the Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or the Subsidiary.

     2.23 Legal Compliance. Each of the Company and the Subsidiary is currently conducting, and have at all times conducted, their respective businesses in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Neither the Company nor the Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

     2.24 Customers and Suppliers. The Company has provided the Buyer with a list of (a) each customer during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the supplier of any significant product or service to the

Company or the Subsidiary. Since January 1, 2004, no party to a Vendor Agreement, Client Agreement or Partner Agreement has cancelled or otherwise terminated, or made any threat to the Company or the Subsidiary to cancel or otherwise terminate such Vendor Agreement, Client Agreement or Partner Agreement, as the case may be, or its relationship with the Company. Neither Company nor the Subsidiary has knowledge of any facts or circumstances relating to any such vendor, customer, client or distribution partner which the Company or the Subsidiary believes could reasonably be expected to negatively impact the business or operations of Company or the Subsidiary. No unfilled customer order or commitment obligating the Company or the Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or the Subsidiary upon completion of performance. No purchase order or commitment of the Company or the Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. For purposes hereof, the loss of one or more customers of the Company solely as a result of the public announcement or disclosure of the Merger shall not constitute a breach of this Section 2.24.

     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company or the Subsidiary. Such listed Permits are the only material Permits that are required for the Company and the Subsidiary to conduct their respective businesses as presently conducted or as proposed by the Company to be conducted. Each such Permit is in full force and effect; the Company or the Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is pending or threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.26 Certain Business Relationships With Affiliates. No Affiliate of the Company or of the Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or the Subsidiary, (b) to the knowledge of the Company has any claim or cause of action against the Company or the Subsidiary, or (c) owes any money to, or is owed any money by, the Company or the Subsidiary. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company or the Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

     2.27 Brokers’ Fees. Neither the Company nor the Subsidiary has any liability or obligation to pay any fees or commissions to any broker, financial advisor, finder or agent with respect to the transactions contemplated by this Agreement.

     2.28 Books and Records. The minute books and other similar records of the Company and the Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or the Subsidiary’s shareholders, members, Board of Directors, managing members or any committee thereof and of all written consents and informal actions executed in lieu of the holding of any such meeting. The books and records of the Company and the Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or the Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure

Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiary and the names of persons having signature authority with respect thereto or access thereto.

     2.29 Principal Shareholder Representation. The Principal Shareholder has good and marketable title, free and clear of any and all liens or Security Interests, to all of the shares of capital stock of the Company owned by him, and he has the full right, power and authority to deliver the certificates representing such shares to the Buyer or the Disbursing Agent pursuant to the Merger.

     2.30 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

     3.1 Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Buyer has all requisite power and authority to execute and deliver the Escrow Agreement and the Employee Agreements. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the Employee Agreements and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and that such enforceability is subject to general principles of equity. Upon execution and delivery by the Buyer, the Escrow Agreement and the Employee Agreements will each constitute a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and that such enforceability is subject to general principles of equity.

     3.3 Noncontravention. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act and the filing of the Articles of Merger as required by the IBCA, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement and the Employee Agreements, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or the ability of the Buyer to fulfill its obligations hereunder or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby or the ability of the Buyer to fulfill its obligations hereunder, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.4 Brokers’ Fees. Except for the Buyer’s engagement of and agreement with Gridley & Company LLC, neither the Buyer nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, financial advisor, finder or agent which will result in the obligation of the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS

     4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2 Governmental and Third-Party Notices and Consents.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its Reasonable Best Efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, the waivers, consents or approvals from third parties that are listed in Section 4.2 of the Disclosure Schedule, and to give all notices to third parties that are listed in Section 4.2 of the Disclosure Schedule.

     4.3 Shareholder Approval.

          (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Shareholder Approval pursuant to a written informal action of shareholders in accordance with the applicable requirements of the IBCA (the “Shareholder Action”). In connection with obtaining the Shareholder Action, the Company shall, within one business day following the date of this Agreement, provide to the Buyer for its review and approval a copy of the Disclosure Statement, which shall comply in all material respects with the provisions of the IBCA and Federal and state securities law, if applicable, and shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Securityholders, the escrow arrangements and the authority of the Shareholder Representative, and a statement that the adoption of this Agreement by the shareholders of the Company shall constitute approval of such terms) and (B) a statement that procedures to dissent are available for holders of the Company Shares pursuant to Section 11.70 of the IBCA, and (C) a copy of such Section 11.70. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed). Within one business day of the date that the Buyer notifies the Company of its approval of the Disclosure Statement, the Company shall send by United States First Class mail the Disclosure Statement to its shareholders. In addition to delivering the Disclosure Statement prior to execution and effectiveness of the Shareholder Action, the Company shall also send, pursuant to Section 7.10 of the IBCA, a written notice to all shareholders of the Company that did not execute the Shareholder Action adopting this Agreement and approving the Merger informing them that this Agreement and the Merger were adopted and approved by the shareholders of the Company and that procedures to dissent are available for their Company Shares pursuant to Section 11.70 of the IBCA (which notice shall include a copy of such Section 11.70). The Company shall promptly inform the Buyer of the date on which such notice was sent.

          (b) The Company shall use its Reasonable Best Efforts to ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

          (c) The Buyer shall use its Reasonable Best Efforts to ensure that any information relating to the Buyer furnished in writing by the Buyer to the Company for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

     4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause the Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees (provided that, with respect to non-officer employees, the Company shall retain the right to discharge employees consistent with past practice), and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause the Subsidiary not to), without the written consent of the Buyer:

          (a) issue or sell any stock or other securities of the Company or the Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion of Preferred Shares or the exercise of Options or Warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (provided that the Company may repurchase unvested securities at the original purchase price thereof from former employees, officers, directors, consultants or other persons who performed services for the Company or the Subsidiary in connection with the cessation of such employment or service);

          (b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

          (c) other than up to $200,000 of additional indebtedness under the Company’s equipment line of credit in effect as of the date of this Agreement, create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity other than advances to employees for reasonable business expenses consistent with past practice;

          (d) enter into, adopt or amend, except as required by law, any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually (other than pursuant to scheduled employee reviews under the Company’s normal employee review cycle in the Ordinary Course of Business), or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule) or hire any new officers or, other than in the Ordinary Course of Business in accordance with the Operating Plan, employees;

          (e) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of the Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, licenses and sales of assets or property in the Ordinary Course of Business;

          (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

          (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

          (h) amend its Articles of Incorporation, by-laws or other organizational documents;

          (i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

          (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed (A) in Section 2.12 or Section 2.13 of the Disclosure Schedule or (B) in Section 2.14 of the Disclosure Schedule, except, in the case of Section 2.14 only, in the Ordinary Course of Business with prior notice to the Buyer;

          (k) make or commit to make any capital expenditure in excess of $25,000 in the aggregate;

          (l) other than Legal Proceeding for breach of this Agreement, institute or settle any Legal Proceeding or enter into any waiver, release, assignment or compromise relating to any Legal Proceeding;

          (m) reduce any insurance coverage from that in existence as of the date of this Agreement;

          (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

          (o) agree in writing or otherwise to take any of the foregoing actions.

     4.5 Access to Information.

          (a) The Company shall (and shall cause the Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiary) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and the Subsidiary.

          (b) Within 15 days after the end of each month ending prior to the Closing, beginning with April 30, 2004, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiary on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiary.

     4.6 Notice of Breaches.

          (a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

          (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

     4.7 Exclusivity.

          (a) Neither the Company nor the Principal Shareholder shall, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company (a “Takeover Proposal”), the Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, the Subsidiary or any division of the Company to any party (other than the Buyer or its representatives), except in the Ordinary Course of Business with respect to immaterial assets or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction; provided, however, that nothing contained in this Agreement shall prohibit the Company’s Board of Directors from recommending a Takeover Proposal received without violation of this Section 4.7 to the shareholders of the Company, if the Company’s Board of Directors (A) concludes that such a proposal or offer would constitute a Superior Proposal and (B) determines in good faith, after consultation with outside counsel, that the failure to take such action would result in breach by the Company’s Board of Directors of its fiduciary duties to the Company’s shareholders.

          (b) The Company and the Principal Shareholder shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company or the Principal Shareholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company or the Principal Shareholder, as applicable, shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

     4.8 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal, financial advisor and accounting fees and expenses and including any bonus payments to any employee for his or her participation in the successful negotiation of this Agreement and/or the consummation of the transactions contemplated hereby) incurred in connection with this Agreement and the transactions contemplated hereby.

     4.9 FIRPTA. Prior to the Closing, (i) the Company shall deliver to the Buyer and to the Internal Revenue Service notices that the Company Shares are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (ii) each of the Company Shareholders shall deliver to the Buyer certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code. If the Buyer does not receive either the notices or the certifications described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, or the Disbursing Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

     4.10 Employee Benefits. As soon as practicable after the Closing Date, the Buyer shall provide the employees of the Company who are employed by the Buyer or one of its subsidiaries in the United States after the Closing Date with types and levels of benefits comparable to those provided to similarly situated employees of the Buyer. Except as set forth on Schedule 4.10 and subject to the preceding sentence, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any Employee Benefit Plans (other than a defined benefit plan) of the Buyer in effect as of the Closing, the Buyer shall use its Reasonable Best Efforts to provide that such employees shall receive service credit under such Employee Benefit Plans (other than a defined benefit plan) for the employee’s period of service with the Company and the Subsidiary prior to the Closing Date.

     4.11 2004 Bonus Program; 2004 Sales Commission Plan. The Buyer shall keep in effect the Company’s 2004 Bonus Program and the Company’s 2004 Sales Commission Plan for employees of the Company on the Closing Date and for employees of the Surviving Corporation after the Closing Date with respect to 2004 results. Any awards under the 2004 Bonus Program or the 2004 Sales Commission Plan shall be made in accordance therewith and consistent with past policies and practices.

     4.12 401(k) Plan. As soon as practicable following the Closing Date, all employees of the Company who were eligible to participate in the Company’s 401(k) plan prior to the Closing Date shall be eligible to participate in a 401(k) plan maintained by the Buyer.

     4.13 Indemnification. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors and officers of the Company immediately prior to the Effective Time as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officer of the Company, unless such modification is required by law. In the event of a Surviving Corporation Change of Control, the liquidation or dissolution of the Surviving Corporation, or a diminution of the financial ability of the Surviving Corporation to indemnify such officers and directors compared to the financial ability of the Surviving Corporation to do so immediately after Closing, then the Buyer agrees that it will, during such six year period, indemnify such officers and directors to the extent provided by the Surviving Corporation pursuant to the first sentence of this Section 4.13.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

     5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the condition that this Agreement and the Merger shall have received the Requisite Shareholder Approval.

     5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) the number of Dissenting Shares shall not exceed 1% of the number of outstanding Common Shares as of the Effective Time, and no Preferred Shares shall be Dissenting Shares;

          (b) the Company and the Subsidiary shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or the Subsidiary;

          (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the

Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a specified date other than the date of this Agreement or to the extent the representations and warranties set forth in Section 2.2(a), the first sentence of Section 2.2(c), the first sentence of Section 2.14(a), the third sentence of Section 2.20(a) and Section 2.20(c) are specifically made only as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

          (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

          (h) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiary (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary with respect to such position);

          (i) the Buyer shall have received evidence in the form reasonably satisfactory to the Buyer of the termination of each outstanding Option and each outstanding Warrant pursuant to the terms of Section 1.7;

          (j) the Buyer shall have received from counsel to the Company opinions in substantially the form attached hereto as Exhibit A-1 and Exhibit A-2, each addressed to the Buyer and dated as of the Closing Date;

          (k) the Buyer shall have received from each individual listed on Section 5.2(k) of the Disclosure Schedule an executed copy of the Buyer’s Employee Standard Terms agreement in substantially the form attached hereto as Exhibit D (together with the Buyer offer letters for at will employment, the “Employee Agreements”);

          (l) the non-competition agreement between the Buyer and James Crouthamel in the form attached hereto as Exhibit E and executed on the date hereof shall have become effective;

          (m) the Company shall have terminated its 401(k) Plan;

          (n) the Buyer shall have received a certificate of the Chief Financial Officer of the Company, in a form acceptable to the Buyer, setting forth the estimated Net Tangible Book Value and the estimated Company Closing Transaction Expenses; and

          (o) the Buyer shall have received certificates of good standing of the Company and the Subsidiary in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and certificates as to the adoption of authorizing resolutions.

     5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.2 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a date other than the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

          (d) the Buyer shall have delivered to the Company the Buyer Certificate;

          (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

          (f) the Company shall have received certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and certificates as to the adoption of authorizing resolutions.

ARTICLE VI
INDEMNIFICATION

     6.1 Indemnification by the Company Securityholders. Subject to the limitations of Section 6.5, the Company Securityholders shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from or relating to:

          (a) any inaccuracy, misrepresentation or breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company or the Principal Shareholder contained in this Agreement or any other agreement or instrument expressly required to be furnished by the Company to the Buyer pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument expressly required to be furnished by the Company to the Buyer pursuant to this Agreement;

          (c) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Company Shares registered in the name of such Company Shareholder, free and clear of all Security Interests;

          (d) any Company Transaction Expenses that are not Company Closing Transaction Expenses;

          (e) any claim by a Company Shareholder or former shareholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement or dissenters’ rights under the applicable provisions of the IBCA), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Articles of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

     6.2 Indemnification by the Buyer. The Buyer shall indemnify the Company Securityholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company Securityholders resulting from or relating to:

          (a) Any inaccuracy, misrepresentation or breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument expressly required to be furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument expressly required to be furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

     6.3 Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is otherwise liable under this Article VI, and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer, the Surviving Corporation or an Affiliate of the Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the

Claim Notice to the Escrow Agent and the Shareholder Representative. No payment for any Damages shall be made until the monetary amount of such Damages has been determined or agreed.

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided, however, that if the Indemnified Party is the Buyer, the Surviving Corporation or an Affiliate of the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to the Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Surviving Corporation or an Affiliate of the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Agreed Amount to the Buyer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York, in accordance with Section 9.11. If the Indemnified Party is the Buyer, the Surviving Corporation or an Affiliate of the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be disbursed to the Buyer and/or the Company Securityholders (which notice shall be consistent with the terms of the resolution of the Dispute).

          (e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect from time to time and the following provisions. The Buyer and the Company shall each select one person to act as an arbitrator (each, an “Arbitrator” and collectively, the “Arbitrators”) and the two arbitrators so selected shall select a third Arbitrator within ten days after their appointment. If the Arbitrators selected by the Buyer and the Company are unable or fail to agree upon the third Arbitrator, the third Arbitrator shall be appointed by the American Arbitration Association.

               (i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

               (ii) The parties shall commence the arbitration by jointly filing a written submission with the New York, New York office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

               (iii) No depositions or other discovery shall be conducted in connection with the arbitration.

               (iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrators shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrators’ reasons therefor. Any award rendered by the Arbitrators shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 9.11), provided that the Arbitrators shall have no power or authority to (x) award damages in excess of the portion of the Claimed Amount that is subject to such Dispute, (y) award multiple, consequential, punitive or exemplary damages, or (z) grant injunctive relief, specific performance or other equitable relief.

               (v) The Arbitrators shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

               (vi) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrators, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrators may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

          (f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party if not providing notice is justified by reasonable business exigencies, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

          (g) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Company Securityholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Shareholder Representative, and (ii) if the Company Securityholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Shareholder Representative. The Shareholder Representative shall have full power and authority on behalf of each Company Securityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Securityholders under this Article VI. The Shareholder Representative shall have no liability to any Company Securityholder for any action taken or omitted on behalf of the Company Securityholders pursuant to this Article VI.

     6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and funds have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to disburse such retained funds in accordance with the resolution of such matter pursuant to the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule required by Section 4.6), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

     6.5 Limitations.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Company Securityholders for Damages under Section 6.1 shall not exceed their pro rata share of the Escrow Fund and (ii) the Company Securityholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they or it would otherwise be liable under Section 6.1(a) exceed $200,000 (at which point the Company Securityholders shall become liable for the aggregate Damages under Section 6.1(a), and not just amounts in excess of $200,000); provided that the limitation set forth in clause (ii) of this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in each of Sections 2.9, 2.20 and 2.21 in each case solely to the extent relating to employees or operations of the Company outside the United States. For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Sections 2.7 and 2.30) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) shall not exceed $4,000,000, and (ii) the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed $200,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 6.2(a), and not just amounts in excess of $200,000). For purposes solely of this Article VII, all representations and warranties of the Buyer in Article III shall be construed as if the term “material” were omitted from such representations and warranties.

          (c) The Escrow Agreement shall be the sole source of, and secure, the indemnification obligations of the Company Securityholders under this Agreement

          (d) No Company Securityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

          (e) The amount of any liability for Damages as to which indemnification exists under this Article VI shall be measured taking into account any insurance proceeds actually realized and any adverse insurance consequences incurred (such as premium adjustments) that affect the overall economic impact of the Damages on the party seeking indemnification.

     6.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI or pursuant to the Escrow Agreement shall be treated as an adjustment to the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration for tax purposes.

ARTICLE VII
TERMINATION

     7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Shareholder Approval, except as otherwise set forth below), as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company or the Principal Shareholder is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (d) the Buyer may terminate this Agreement by (A) giving written notice to the Company if (i) either the Company or the Buyer shall have received notice from any of the distribution partners, clients, customers or vendors of the Company set forth on Schedule 7.1(d) of the Disclosure Schedule indicating an intention to terminate or otherwise substantially adversely modify their relationship with the Company following the Closing (a “Company Relationship Termination Event”), and (B) contemporaneously with such notice, paying to the Company, by certified check or wire transfer of funds, the amount of $2,500,000;

          (e) the Company may terminate this Agreement prior to the receipt of the Requisite Shareholder Approval by (A) giving written notice to the Buyer in the event the Company’s Board of Directors, without a violation of Section 4.7 having occurred, shall have approved or recommended to the Company Shareholders a Superior Proposal prior to the receipt of the Requisite Shareholder Approval, (B) contemporaneously with such notice, paying to the Buyer, by certified check or wire transfer of funds, the amount of $2,500,000 and (C) within 10 business days after demand therefor, paying to the Buyer up to $300,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination;

          (f) the Buyer may terminate this Agreement by giving notice to the Company if the Closing shall not have occurred on or before 60 days from the date of this Agreement (the “Termination Date”) by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); provided, however, that if the Closing shall not have occurred on or before the Termination Date by reason of the failure of the condition precedent in Section 5.2(g), the Termination Date shall automatically be extended to 180 days from the date of this Agreement;

          (g) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); provided, however, that if the Closing shall not have occurred on or before the Termination Date by reason of the failure of the condition precedent in Section 5.3(e), the Termination Date shall automatically be extended to 180 days from the date of this Agreement; or

           (h) the Buyer may terminate this Agreement by giving written notice to the Company if the Requisite Shareholder Approval shall not have been obtained by the 6th day after the date of mailing of the Disclosure Statement.

     7.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement). The termination of this Agreement shall not affect the operation or effect of the Nondisclosure Agreement.

ARTICLE VIII
DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     “2004 Company Revenue” shall have the meaning set forth in Section 1.9(c).

     “AAA” shall mean the American Arbitration Association.

     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

     “Aggregate Option Exercise Price” shall mean an amount in cash equal to the aggregate sum of the products of the per Common Share exercise price of each Option outstanding immediately prior to the Effective time multiplied by the number of Common Shares underlying each such Option.

     “Aggregate Warrant Exercise Price” shall mean an amount in cash equal to the aggregate sum of the products of the per Common Share exercise price of each Warrant outstanding immediately prior to the Effective Time multiplied by the number of Common Shares underlying each such Warrant.

     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.

     “Arbitrator” shall have the meaning set forth in Section 6.3(e).

     “Articles of Merger” shall mean the articles of merger or other appropriate documents prepared and executed in accordance with Section 11.25 of the IBCA.

     “Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

     “Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.

     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     “Change of Control” of a person shall mean (i) the acquisition of such person by another person or entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which (A) the holders of the voting shares of such person outstanding immediately prior to such transaction continue to retain, directly or indirectly (either by such voting shares remaining outstanding or by such voting shares being converted into voting shares of the surviving entity), at least fifty percent (50%) of the total voting power represented by the voting shares of such person or such surviving entity outstanding immediately after such transaction or series of transactions or (B) such person is combined, merged or consolidated with or into the parent entity by which such person is wholly-owned, or (ii) the sale of all or substantially all of the assets of such person or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of such person.

     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     “Client Agreement” shall have the meaning set forth in Section 2.14(a)(iii).

     “Closing” shall mean the closing of the transactions contemplated by this Agreement.

     “Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

     “Common Shares” shall mean the shares of common stock, par value $0.001 per share, of the Company.

     “Company” shall have the meaning set forth in the first paragraph of this Agreement.

     “Company Certificate” shall mean a certificate to the effect that each of the conditions specified in Section 5.1 and in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or the Subsidiary) of Section 5.2 is satisfied in all respects.

     “Company Closing Transaction Expenses” shall mean all Company Transaction Expenses incurred through the Closing Date as set forth in a certificate prepared in good faith by the Chief Financial Officer of the Company as of the Closing Date.

     “Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and the Subsidiary, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and the Subsidiary immediately after the Closing, other than as a result of the actions of the Buyer or as a result of circumstances or events in the Buyer’s business or operations or with respect to the Buyer’s employees or consultants; provided, however, that any adverse change, event, circumstance or development arising from or related to the loss of one or more customers or distribution partners of the Company solely as a result of the public announcement or disclosure of the Merger shall not be taken into account in determining whether a Company Material Adverse Effect has occurred. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

     “Company Owned Intellectual Property” shall mean the Intellectual Property owned by the Company or the Subsidiary, including without limitation, all Intellectual Property covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems other than Company Used Intellectual Property or Open Source Materials.

     “Company Plan” shall mean any Employee Benefit Plan which is or has been maintained, or contributed to, by the Company, the Subsidiary, EmPowerHR or any ERISA Affiliate within the last five years with respect to any person providing services directly or indirectly to the Company, the Subsidiary or an ERISA Affiliate or with respect to which the Company may have any liability.

     “Company Relationship Termination Event” shall have the meaning set forth in Section 7.1(d).

     “Company Securityholders” shall mean, collectively, the Company Shareholders receiving the Initial Merger Consideration pursuant to Section 1.5, the holders of Options receiving the Option Consideration pursuant to Section 1.7 and the holders of Warrants receiving the Warrant Consideration pursuant to Section 1.7.

     “Company Shareholders” shall mean the shareholders of record of the Company immediately prior to the Effective Time.

     “Company Shares” shall mean the Common Shares and the Preferred Shares together.

     “Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company, other than an Employee Benefit Plan intended to be qualified under Section 401 of the Code.

     “Company Transaction Expenses” shall mean all costs and expenses (including legal, financial advisor and accounting fees and expenses and including any bonus payments to any employee for his or her participation in the successful negotiation of this Agreement and/or the consummation of the transactions contemplated hereby, and the amount of which as of the Closing Date shall be determined prior to Closing by the Company) incurred by the Company and the Subsidiary in connection with the Merger.

     “Company Used Intellectual Property” shall mean the Intellectual Property (excluding Company Owned Intellectual Property) owned or controlled by a third person and used by the Company or the Subsidiary and covering, incorporated in, underlying or used in connection with the Company’s business.

     “Copyrights” shall have the meaning set forth in the definition of Intellectual Property set forth below in this Article VIII.

     “Controlling Party” shall mean the party controlling the defense of any Third Party Action.

     “Customer Deliverables” shall mean (a) the products that the Company or the Subsidiary (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous three years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Company or the Subsidiary (i) currently provides, or (ii) has provided within the previous three years, or (iii) currently plans to provide in the future.

     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

     “Disbursing Agent” shall mean J.P. Morgan Chase & Co.

     “Disbursing Agent Agreement” shall mean a disbursing agent agreement in substantially the form attached as Exhibit C.

     “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

     “Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).

     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

     “Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which dissenters’ rights shall have been duly demanded and perfected in accordance with Section 11.70 of the IBCA and not effectively forfeited or waived prior to the Effective Time.

     “Earnout Acceleration Event” shall have the meaning set forth in Section 1.9(f).

     “Earnout Certificate” shall have the meaning set forth in Section 1.9(b).

     “Earnout Dispute Resolution Period” shall have the meaning set forth in Section 1.9(d)(i).

     “Earnout Objection Certificate” shall have the meaning set forth in Section 1.9(d)(i).

     “Earnout Objection Deadline” shall have the meaning set forth in Section 1.9(d)(i).

     “Earnout Payment” shall have the meaning set forth in Section 1.9.

     “Effective Time” shall mean the time at which the Secretary of State of the State of Illinois files the Articles of Merger.

     “Employee Agreements” shall have the meaning set forth in Section 5.2(k).

     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, but excluding employment, consulting, severance and similar agreements.

     “EmPower Employee” shall mean any person who was jointly employed by the Company or the Subsidiary and EmPower HR under the terms of the Company’s agreement with EmPower HR.

     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental

Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or the Subsidiary.

     “Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit B.

     “Escrow Agent” shall mean J.P. Morgan Chase & Co.

     “Escrow Fund” shall mean the fund established pursuant to the Escrow Agreement, including the amount paid by the Buyer to the Escrow Agent at the Closing pursuant to Section 1.10(a) and any further sums to be paid into escrow pursuant to the last sentence of Sections 1.5(g) and 1.6(a).

     “Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

     “Financial Statements” shall mean:

          (a) the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2002 and 2003; and

          (b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the three months ended as of the Most Recent Balance Sheet Date.

     “Foreign Plan” shall have the meaning set forth in Section 2.21(m).

     “GAAP” shall mean United States generally accepted accounting principles.

     “Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     “IBCA” shall mean the Illinois Business Corporation Act of 1983.

     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

     “Independent Accountant” shall mean the Chicago office of Ernst & Young LLP.

     “Initial Merger Consideration” shall mean the payment to which each Common Share and Preferred Share is entitled pursuant to Section 1.5(a) or 1.5(b), as the case may be, following adjustment for the Tangible Net Book Value pursuant to Section 1.5(f).

     “Initial Option Consideration” shall mean the Option Consideration payable at Closing and as adjusted pursuant to Section 1.5(f).

     “Initial Option Payment” shall mean the Option Consideration that would have been payable at the Closing if the Tangible Net Book Value were as set forth in a certificate prepared in good faith by the Chief Financial Officer of the Company as of the Closing Date.

     “Initial Payment” shall mean the payment to which each Common Share and Preferred Share would be entitled pursuant to Section 1.5 if the Tangible Net Book Value were as set forth in a certificate prepared in good faith by the Chief Financial Officer of the Company as of the Closing Date; provided, however, that in no event shall the aggregate Initial Payment, Initial Option Payment and Initial Warrant Payment exceed $60,000,000.

     “Initial Warrant Consideration” shall mean the Warrant Consideration payable at Closing and as adjusted pursuant to Section 1.5(f).

     “Initial Warrant Payment” shall mean the Warrant Consideration that would have been payable at the Closing if the Tangible Net Book Value were as set forth in a certificate prepared in good faith by the Chief Financial Officer of the Company as of the Closing Date.

     “Intellectual Property” shall mean all:

          (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations (collectively, the “Patents”);

          (b) registered and common law trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof (collectively, the “Trademarks”);

          (c) copyrights, including without limitation moral rights and rights of attribution and integrity, copyrights in Software and in the content contained on any Web site, and registrations and applications for registration thereof (collectively, the “Copyrights”);

          (d) computer programs (whether in source code or object code form), databases, compilations of data, and all documentation related to any of the foregoing (collectively, the “Software”);

          (e) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, the “Trade Secrets”);

          (f) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

          (g) copies and tangible embodiments thereof.

     “Internal Systems” shall mean the internal systems of the Company or the Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

     “Lease” shall mean any lease or sublease pursuant to which the Company or the Subsidiary leases or subleases from another party any real property.

     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

     “License Agreements” shall mean all agreements (including without limitation outstanding decrees, orders, judgments, settlement agreements or stipulations) to which the Company or the Subsidiary is a party or otherwise bound (whether oral or written, and whether between the Company or the Subsidiary and an independent third party or inter-corporate) which contain provisions (a) granting to any third party right in Company Owned Intellectual Property or Company Used Intellectual Property or (b) granting to the Company or the Subsidiary any rights in Company Used Intellectual Property.

     “LLC Dissolution Articles” shall have the meaning set forth in Section 2.5(a).

     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

     “Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

     “Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

     “Most Recent Balance Sheet Date” shall mean March 31, 2004.

     “Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

     “Nondisclosure Agreement” shall mean that certain Mutual Nondisclosure Agreement, dated January 30, 2004, between he Buyer and the Company.

     “Open Source Materials” shall mean all Software or other material that is distributed as “free software,” “open source software” pursuant to no license or under a licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL). Open Source Materials also includes all Software or other material that is made generally available to the public in source code format as “open source software,” which for purposes of this Agreement means under a license that allows use and redistribution in source code form but not require re-distribution in source code form, including, but not limited to, the BSD license, the Apache License, and the Artistic License. However, “Open Source Materials” excludes materials that are written in non-compiled languages, such as HTML or PERL.

     “Operating Plan” shall have the meaning set forth in Section 1.9(g)(i).

     “Option” shall mean each option to purchase or acquire Common Shares.

     “Option Consideration” shall mean an amount in cash equal to the product of (i) the excess of the Per Common Share Price per Company Share underlying such Option over the exercise price per Common Share of such Option and (ii) the number of Common Shares subject to such Option.

     “Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) and on arm’s-length terms.

     “Owned Real Property” shall mean each item of real property owned by the Company or the Subsidiary.

     “Partner Agreement” shall have the meaning set forth in Section 2.14(a)(iii).

     “Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.

     “Patents” shall have the meaning set forth in the definition of Intellectual Property set forth above in this Article VIII.

     “Per Common Share Price” shall have the meaning set forth in Section 1.5(c).

     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

     “Preferred Share Liquidation Preference” shall mean with respect to the Series A Preferred Shares, $0.25 per share, with respect to the Series B Preferred Shares, $0.5729 per share, and with respect to the Series C Preferred Shares, $1.912 per share.

     “Preferred Shares” shall mean, collectively, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

     “Primary Merger Consideration” shall mean Sixty Million Dollars ($60,000,000), less the sum of (A) the amount by which Tangible Net Book Value is less than $5,000,000 plus (B) the amount by which the Company Closing Transaction Expenses exceeds $220,000.

     “Principal Shareholder” shall have the meaning set forth in the first paragraph of this Agreement.

     “Qualified Plans” shall have the meaning set forth in Section 2.21(d).

     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

     “Releasees” shall have the meaning set forth in Section 1.15(a).

     “Requisite Shareholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by (i) at least a majority of the votes represented by the outstanding Common Shares and Preferred Shares (on an as-converted Common Share basis), as a single class, and (ii) at least a majority of the votes represented by the outstanding Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, voting as a single class.

     “Response” shall mean a written response containing the information provided for in Section 6.3(c).

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance (other than licenses set forth in Section 2.13(b) of the Disclosure Schedule and client, customer or distribution partner licenses entered into in the Ordinary Course of Business), charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company and (iv) liens for Taxes not yet due and payable.

     “Series A Preferred Shares” shall mean the Series A Preferred Stock, par value $0.001, of the Company.

     “Series B Preferred Shares” shall mean the Series B Preferred Stock, par value $0.001, of the Company.

     “Series C Preferred Shares” shall mean the Series C Preferred Stock, par value $0.001, of the Company.

     “Share Certificate” shall have the meaning set forth in Section 1.8(a).

     “Shareholder Representative” shall mean James Crouthamel.

     “Shareholder Representative Damages” shall have the meaning set forth in Section 1.16(c).

     “Shareholder Representative Expenses” shall have the meaning set forth in Section 1.16(d).

     “Software” shall have the meaning set forth in the definition of Intellectual Property set forth above in this Article VIII.

     “Superior Proposal” shall mean any unsolicited, bona fide written Takeover Proposal, (i) on terms which the Company’s Board of Directors determines in its good faith judgment to be materially more favorable from a financial point of view to the Company Shareholders than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Takeover Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

     “Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

     “Takeover Proposal” shall have the meaning set forth in Section 4.7(a).

     “Tangible Net Book Value” shall mean the book value of the Company’s tangible assets (net of depreciation and amortization) less its liabilities (excluding any liabilities for deferred taxes attributable to timing differences between book and tax income) as of the Closing Date, determined in accordance with GAAP applied on a consistent basis and adjusted as specified in Schedule 1.5.

     “Taxes” (including with correlative meaning “Tax” and “Taxable”) shall mean (x) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, disability, estimated, registration, recording, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign governmental entity, (y) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (z) any items described in this paragraph that are attributable to another person but that the Company or the Subsidiary is liable to pay by law, by contract, or otherwise.

     “Tax Returns” shall mean any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

     “Termination Date” shall have the meaning set forth in Section 7.1(f).

     “Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

     “TNBV Adjustment Statement” shall have the meaning set forth in Section 1.5(f).

     “Trademarks” shall have the meaning set forth in the definition of Intellectual Property set forth above in this Article VIII.

     “Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property set forth above in this Article VIII.

     “Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

     “Vendor Agreement” shall have the meaning set forth in Section 2.14(a)(iii).

     “Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Shares shall not be considered Warrants.

     “Warrant Consideration” shall mean an amount in cash equal to the product of (a) the excess of the Per Common Share Price per Company Share underlying such Warrant over the exercise price per Company Share of such Warrant and (b) the number of Company Shares subject to such Warrant.

ARTICLE IX
MISCELLANEOUS

     9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the Buyer shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning payment of the Initial Merger Consideration, the Initial Option Consideration and the Initial Warrant Consideration and the provisions of Article VI concerning indemnification are intended for the benefit of the Company Securityholders, (b) the provisions in Section 1.16 concerning the Shareholder Representative are intended for the benefit of the Shareholder Representative and (c) the provisions of Section 4.14 concerning indemnification are intended for the benefit of directors and officers of the Company immediately prior to the Effective Time, and their heirs and personal representatives.

     9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Nondisclosure Agreement shall remain in effect in accordance with its terms.

     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:
Performics Inc.	Wilson Sonsini Goodrich & Rosati, P.C.
180 North LaSalle Street, Suite 1100	650 Page Mill Road
Chicago, IL 60601	Palo Alto, CA 94304
Attn: James Crouthamel	Attention: Thomas C. Klein, Esq.
Facsimile: (312) 739-0221	Facsimile: (650) 493-6811

If to the Buyer or the Transitory Subsidiary:	Copy to:
DoubleClick Inc.	Hale and Dorr LLP
111 Eighth Avenue	60 State Street
10th Floor	Boston, MA 02109
New York, NY 10011	Attn: Mark Borden, Esq.
Attn: William Mills	Facsimile: (617) 526-5000
Facsimile: (212) 287-7762

With a copy to:
General Counsel
Facsimile: (212) 287-9165

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail but excluding electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware; except that the provisions of the IBCA shall govern the Merger.

     9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Shareholder Approval shall be subject to any restrictions contained in the IBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     9.11 Limitation on Remedies. Except with respect to payment of the Initial Merger Consideration, Option Consideration, Warrant Consideration and the Earnout Payment, if any, the indemnification obligations of the Buyer set forth in Section 4.13, claims based on fraud and except for equitable remedies, after the Closing, the rights of the Company, Company Securityholders, the Buyer, the Surviving Corporation and their Affiliates under Article VI and under the Escrow Agreement shall be the sole and exclusive remedy of such parties with respect to any and all matters arising out of, or related to, this Agreement and the transactions contemplated hereby.

     9.12 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 9.7, provided that nothing in this Section 9.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

     9.13 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) Any reference herein to “including” shall be interpreted as “including without limitation.”

          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

DOUBLECLICK INC.
By:	/s/ William E. Mills
Name:	William E. Mills
Title:	VP, Corporate Development

SHERLOCK SUBSIDIARY, INC.
By:	/s/ William E. Mills
Name:	William E. Mills
Title:	VP, Corporate Development

PERFORMICS INC.
By:	/s/ James Crouthamel
Name:	James Crouthamel
Title:	CEO and President

/s/ James Crouthamel
James Crouthamel